SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2008

RC2 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22635	36-4088307
(Commission File Number)	(I.R.S. Employer I.D. Number)

1111 West 22nd Street Suite 320 Oak Brook, Illinois	60523
(Address of Principal Executive Offices)	(Zip Code)

630-573-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act
        (17 CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the
        Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the
        Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.02       Termination of a Material Definitive Agreement

On September 29, 2008, certain subsidiaries (collectively, the "Purchasers") of RC2 Corporation, a Delaware corporation (the "Company"), entered into a Termination Agreement (the "Termination Agreement") with Publications International, Ltd., an Illinois corporation, and certain of its affiliates (collectively, the "Sellers").  Pursuant to the Termination Agreement, the Purchasers and the Sellers mutually agreed to terminate the Asset Purchase Agreement among the Purchasers and Sellers (the "Purchase Agreement") relating to the Purchasers' purchase of certain assets that are primarily related to the Sellers' children's publishing division, which sells and distributes sound books, non-electronic books and accessories targeted primarily at preschool-aged children (the "Business"), and assumption of certain liabilities to the extent related thereto.  Pursuant to the terms of the Termination Agreement, the Purchasers and Sellers mutually agreed to release each other and their affiliates from certain claims and liabilities relating to or arising under the Purchase Agreement and the termination of the transactions contemplated thereby. Additionally, the Purchasers agreed to reimburse the Sellers for their reasonable out-of-pocket expenses for certain audit and other costs incurred by the Sellers at the request of the Purchasers, which are not expected to exceed $300,000.

This description of the Termination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01       Financial Statements and Exhibits

(d)      Exhibits.

                       The following exhibits are filed herewith:

                       Exhibit 2.1 – Termination Agreement dated as of September 29, 2008 among Learning Curve Brands, Inc., RC2 Australia Pty. Ltd., Racing Champions International Limited, Learning Curve Mexico S. de R.L. de C.V., RC2 Limited, RC2 (Asia) Limited, Publications International, Ltd., PIL, L.L.C., JRS Distribution Co., Publications International Limited Partnership, Publications International, Ltd. L.P. and Publications International, Ltd. S de R.L. de C.V.

                       Exhibit 99.1 –Press Release of RC2 Corporation, issued September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RC2 Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RC2 CORPORATION
Date:  September 30, 2008
BY /s/Curt Stoelting
      Curt Stoelting, Chief Executive Officer